Exhibit 10.10

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

SECOND AMENDED AND RESTATED SUPPLY AND LICENSE AGREEMENT

This Second Amended And Restated Supply and License Agreement (“Agreement”) is effective as of June 1, 2018 (“Effective Date”)1 by and between 4C MEDICAL TECHNOLOGIES, INC., a Delaware corporation, having its principal place of business at 7600 Boone Avenue North (“4C”) and ADMEDUS CORPORATION, a Minnesota corporation, having its principal place of business at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121, (“Supplier” and collectively with 4C, the “Parties”, and each a “Party”).

RECITALS:

A.	Supplier is the manufacturer and supplier of CardioCel®, a bio-scaffold based on bovine tissue cleared by FDA for use in human medical device applications;

B.	4C is developing medical devices for the treatment of cardiovascular valve disease, more specifically, related to transcatheter mitral valve and tricuspid valve regurgitation therapy;

C.	4C wishes to purchase bio-scaffold tissue and Supplier wishes to manufacture and sell such tissue to 4C in accordance with the terms of this Agreement;

D.	The Parties acknowledge that 4C’s purpose in entering into this Agreement is to obtain a reliable source of FDA approved or cleared implantable bio-scaffold tissue of high quality that 4C can use in product development, feasibility, pivotal trial, and commercial production of medical devices for augmentation, supplementation, repair, replacement and/or of mitral valves and tricuspid human heart valves;

E.	Admedus has developed technology and know-how related to the Sterilization of the Products and the Finished Devices; and

F.	4C wishes to have access to, and Admedus wishes to provide to 4C, certain Sterilization Method and know-how related to the Products and the Finished Devices as further described in the Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, 4C and Supplier agree as follows:

1.	DEFINITIONS

1.1	In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms have the meanings indicated below:

“4C Developed IP” has the meaning set forth in Section 10.3.

“Affiliate” means with respect to any party, any entity that controls, is controlled by or is under common control with such party. An entity is deemed to be in control of another entity if the former owns directly or indirectly at least fifty percent (50%) of the outstanding voting stock or equity of said other entity, or has the power to direct or cause the direction of the management and policies of such party (whether through ownership of securities, by contract or otherwise).

1 NTD: Effective date being left the same as prior agreement.

“Business Day” means any day other than Saturdays, Sundays and the following US holidays: New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the Friday after Thanksgiving and Christmas Day.

“Change of Control” means the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise.

“Commercial Launch” means, for each geography, the first commercial sale of Products in such geography following approval by the relevant regulatory authority having jurisdiction in such geography.

“Confidential Information” has the meaning set forth in Section 8. l.

“Deliverables” means the documents, Sterilization Specifications, drawings, models, designs, data, mechanical designs, chemical compositions, chemical procedures, deliverables and other documents created by either Party hereunder, or otherwise provided to 4C hereunder, in connection with the transmission of the Sterilization Method.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Regulations” has the meaning set forth in Section 7.8.1.

“Failure to Supply” means Supplier’s failure to deliver any Products following a Purchase Order from 4C that is within 4C’s Forecast with such Purchase Order going unfilled for a period of 90 days after the delivery date on the Purchase Order without changes to the Specification or other cause by 4C.

“FDA” means the United States Food and Drug Administration.

“Feasibility Study Stage” means, for each medical device developed by 4C, the use of the Products in benchtop, animal and human clinical studies in such Feasibility Study Stage ending at the commencement of the Pivotal Trial Stage.

“Finished Devices” means medical devices manufactured by 4C that incorporate one or more of the Products.

“Force Majeure” means riots, war, terrorism, invasion, acts of God, fire, explosion, floods, and orders of a Government Entity beyond a Party’s reasonable control that prevent such Party’s performance under this Agreement.

“Forecast” has the meaning set forth in Section 2.2.l.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and know-how, whether registered or unregistered, including the right to make applications, and all rights to sue at law or in equity for any infringement, misappropriation or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Labor Cost” means the actual cost of Supplier personnel directly involved in the Manufacture of the Products.

“Manufacture” and “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, manufacturing, processing, quality control testing, release and storage of Product(s) in accordance with the terms and conditions of this Agreement.

“Materials Cost “means Supplier’s actual cost of materials, supplies and components used in the Manufacture of the Products.

“Mitra! Valve Field’ means the transcatheter augmentation, supplementation, repair, replacement or other treatment of the human mitral heart valve where the technology is compressed in the delivery catheter or system prior to delivery.

“Personnel” means Supplier’s employees, agents, contractors, consultants and subcontractors whose services are used to perform this Agreement.

“Pivotal Trial Stage” means, for each medical device developed by 4C, one or more human clinical studies designed by 4C to provide evidence to relevant regulatory authorities for the approval of commercial sales of medical devices for repair and/or replacement of mitral valves or tricuspid valves.

“Products” means one or more of Product Valve Leaflets and Product Valve Covers.

“Product Specifications” means all applicable specifications and protocols relative to the design, physical characteristics, function, performance, biocompatibility, manufacture, packaging and quality of the Products communicated in writing by 4C or which have been specifically agreed to in writing by the Parties including, without limitation, those specifications set forth in Exhibit A, and future specification agreed to by both parties based on 4C needs over time.

“Product Unit” has means (1) three Product Valve Leaflets or (2) one Product Valve Cover.

“Product Valve Leaflets” means mitral heart valve leaflets and/or tricuspid heart valve leaflets of flat bovine pericardium tissue each according to the Product Specifications in Exhibit A for use in the Finished Device, with such changes as reasonably requested by 4C, and comprising Supplier’s proprietary CardioCel® tissue using ADAPT® technology with FDA approval and/or clearance for use in cardiovascular applications.

“Product Valve Covers” means flat bovine pericardium tissue according to the Product Specifications in Exhibit A for use with the Product Valve Leaflets to cover at least a portion of a stent in the Finished Device, with such changes as reasonably requested by 4C, and comprising Supplier’s proprietary CardioCel® tissue using ADAPT® technology with FDA approval and/or clearance for use in cardiovascular applications.

“Quality Requirements” means, with respect to the Products and the Sterilization Method, the requirements set forth in this Agreement including Sections 5, 6, and 7.

“Records” has the meaning set forth in Section 6.6.

“Regulatory Authority” means the FDA or any other regulatory agency having jurisdiction over the Products in a jurisdiction where they are made, used or sold

“Specifications” means the Product Specifications and the Sterilization Specifications.

“Sterilization” means validated process used to render the Products free from viable microorganisms based on the Sterilization Specifications and Quality Requirements.

“Sterilization Method” has the meaning set forth in Section 11.1.

“Sterilization Specifications” means all applicable specifications and protocols relative to the Sterilization Method communicated in writing by 4C or which have been specifically agreed to in writing by the Parties including, without limitation, those specifications set forth in Exhibit A, and future specifications agreed to by the Parties based on 4C’s needs over time.

“Supplier Facility” means the manufacturing facility where Supplier engineers, tests, Manufactures, assembles, packages, stores, distributes or otherwise handles the Products, which is located in Malaga, Australia.

“Technology” means any Supplier Intellectual Property used in the Sterilization Method or used in or used to manufacture the Products in conjunction with devices in the Mitral Valve Field or the Tricuspid Valve Field.

“Tricuspid Valve Field” means the transcatheter augmentation, supplementation, repair, replacement or other treatment of the human tricuspid heart valve where the technology is compressed in the delivery catheter or system prior to delivery .

“Valve Leaflet Developed IP” has the meaning set forth in Section 10.3.

2.	PRODUCT PURCHASING

2.1	Sale and Pricing.

2.1.1	Sale and Pricing of Products. Supplier shall sell and supply the Products to 4C in accordance with purchase orders from 4C hereunder and at the prices set forth in Exhibit B.

2.1.2	Sale and Pricing of Admedus Services. Supplier may provide manufacturing services at the request of 4C during the Term of the Agreement, including Sterilization of Finished Devices, at the prices set forth in Exhibit B.

2.2	Forecasting and Orders.

2.2.1	Forecasting Process. On or before the first day of each calendar quarter during the Term of this Agreement, 4C shall provide Supplier with a six-month non-binding written forecast covering its good faith anticipated purchases of Products for the period commencing on the first day of the next calendar quarter (the “Forecast”).

2.2.2	Order Process. 4C shall place binding orders 60 (sixty) days in advance of the date it wishes to have Supplier deliver Product; provided that during the Feasibility Study and Pivotal Trial Stages of the Agreement, 4C shall place binding orders 60 (sixty) days in advance of the date it wishes to have Supplier deliver Product. Orders will identify the quantities, sizes and types of Products being ordered, the delivery address and delivery date. 4C may submit purchase orders via mail, fax or email. Orders will be deemed accepted upon receipt unless Supplier rejects an order within three (3) business days of receipt. In no event may Supplier reject any order so long as it is within [+/-30%] of Forecast. If Supplier is unable to deliver Product on the date set forth in the Purchase Order, Supplier shall provide 4C with written notice of the delivery date within five (5) days of receipt of such Purchase Order. In the event that 4C requests an order on an expedited basis (“Expedited Order’’), Supplier will use its good faith efforts to fill the Expedited Order. To the extent of any conflict or inconsistency between this Agreement and any purchase order, the terms of this Agreement shall govern.

2.2.3	Termination of Purchase Orders. 4C will have the right to terminate any purchase order for (i) any Product affected by any regulatory recall issued for Supplier and Supplier is unable to provide Product for more than 60 (sixty) days, (ii) for any affected Product if, as a result of an event of Force Majeure, Supplier remains unable to provide such Product for more than 60 (sixty) days or (iii) a failure of Supplier to meet the Quality Requirements in the previous purchase order. If this Agreement is terminated and there is any open binding order at the end of the Term that 4C seeks to terminate, 4C shall be liable for all Products that are in the process of manufacture as of the end of the Term (“Work in Process”) and shall reimburse Supplier for its Material Cost and Labor Cost associated with such Work in Process. 4C shall notify Supplier regarding whether it wants the Work in Process delivered to 4C. In any event, 4C shall be responsible for payment for the full amount of any open binding order, regardless of whether the Work in Process is delivered to 4C. Except as set forth herein, 4C may not cancel, in whole or in part, any binding order for Product for any reason, but may, in its discretion, delay any such order for up to 30 (thirty) days upon written notice to Supplier.

2.2.4	Changes to Product Specifications. If 4C desires to modify the Product Specifications provided in Exhibit A, it must provide Supplier with written notice at least thirty (30) days prior to 4C submitting a purchase order for Products conforming to the modified Product Specifications. The Parties agree and acknowledge that, prior to Commercial Launch, 4C may make minor, reasonable modifications to the Product Specifications as a result of Product testing, to conform with requirements from a Regulatory Authority, and changes of scale for animal testing.

2.3	Delivery.

2.3.1	Shipping Terms. Unless otherwise specified in an applicable order, delivery of Products will be DDP (as per Incoterms 2010). Title and risk of loss with respect to all Products shall remain with Supplier until delivered.

2.3.2	Shipment. Supplier shall ship Products, at Supplier’s cost to the extent set forth above, to 4C’s designated shipping address using carriers selected by Supplier and approved by 4C. Supplier will pack all Products ordered hereunder in a manner validated for shipment, consistent with Supplier’s clearance by the FDA, and reasonably sufficient to withstand the effects of shipping and handling. Supplier will ship the Products in leak-proof, temperature-controlled containers utilizing an appropriate storage solution. Supplier will use commercially reasonable efforts to optimize the Products packaging configuration to maintain efficient freight costs. Supplier will include a Certificate of Analysis or other suitable inspection report.

2.3.3	Timely Delivery/Delays. Supplier shall deliver Products on the delivery dates and to the locations specified in the 4C purchase orders. Supplier shall promptly notify 4C of any actual or prospective delay in delivery and Supplier shall obtain 4C’s approval prior to making any partial deliveries of less than 80% of any size of Products on the respective binding order. If the delivery of Products is delayed through no fault of 4C and without a Force Majeure event, 4C may, at its option, in addition to its other rights and remedies under this Agreement, cancel or reschedule the order in whole or in part without liability or require Supplier to deliver Products by means of commercially reasonable transport identified by 4C, at Supplier’s cost. Products shall not be delivered more than ten (10) Business Days prior to the stated delivery date without 4C’s prior written consent. Without limiting any of 4C’s rights herein, a Failure to Supply shall be a breach of this Agreement.

2.3.4	Inspection. 4C shall have 5 (five) Business Days after delivery to inspect the delivered Products and to accept or reject delivered Products (“Inspection Period”). 4C shall only reject Products that are not in conformance with the Product Specifications or the Quality Requirements. Supplier shall provide a Certificate of Analysis or other suitable inspection report. If 4C has not provided Supplier with written notice of rejected Products by the end of the Inspection Period, Supplier will deem the delivery to be accepted. During this Inspection Period, 4C must maintain the Products in the packaging and at the storage temperature in Exhibit A. 4C is responsible for all handling of all Products after delivery, including during the Inspection Period. For any rejected Products, 4C shall provide reasons for the rejection, and 4C and Supplier shall work together in good faith to replace rejected Products as needed.

2.3.5	Third Party Fabricators. If requested in writing by 4C, Supplier will drop ship Product to third party fabricators identified by 4C. Delivery of the Products to the third party fabricators shall be treated the same as if it were delivered to 4C directly. Supplier is not liable or otherwise responsible for any changes to the Product, or its quality, caused by the use or manipulation of the Product by any such third party fabricator.

2.3.6	Sterilization Services. At its discretion, 4C, may ship Finished Devices, at its own cost, back to Supplier for performance of Sterilization. Prior to utilizing Supplier’s Sterilization services, 4C shall provide a ninety (90) days non-binding forecast of its anticipated use of the Sterilization services. 4C must notify Admedus of each shipment of Finished Devices prior to shipment. Once the Finished Devices are received, Admedus has up to ten (10) Business Days to perform Sterilization. Once Sterilization has been performed, the Finished Devices shall be shipped back to 4C from Supplier according to the Specifications and the Quality Requirements. Following the successful validation of the Sterilization Method pursuant to Section 11.2.4, 4C is solely responsible for Sterilization of its Finished Devices unless 4C and Admedus agree that Admedus shall continue to perform Sterilization of the Finished Devices.

3.	PRICING AND PAYMENT.

3.1	Prices.

3.1.1	Volume Based Pricing. The prices for Products purchased during each calendar year for the Term of this Agreement are set forth in Exhibit B. Purchase orders within the same calendar year will reflect price based on volumes delivered previously during the calendar year. In the first quarter of the next calendar year, 4C will receive a rebate for any overcharges based on total volume of Product Units delivered in the preceding calendar year if 4C has not received the full benefit of the volume discounts for all Product Units delivered in such year. If Supplier requests a price increase during any calendar year of the Term of this Agreement, 4C and Supplier will negotiate in good faith, at which time Supplier may provide 4C with access to its accounting records regarding Material Cost and Labor Cost to support the price increase.

3.1.2	Raw Material Supply Agreements. Supplier shall enter or has entered into long-term purchase agreements with its suppliers to ensure a reliable supply of a quantity and quality of raw materials sufficient to meet Supplier’s obligations under this Agreement.

3.1.3	Payment Terms. Except as otherwise specified in a purchase order, payment terms will be [***], fifteen (15) days, net sixty (60) after the date of invoice. Invoicing requirements, if any, will be as specified in the applicable purchase order.

3.1.4	Taxes. The prices for the Products include all taxes, fees and other charges that may be imposed with respect to the purchase and sale of the Products.

4.	EXCLUSIVITY

4.1	Product Exclusivity. Supplier will not, during the Term of this Agreement, develop, manufacture or sell any Products in the Mitral Valve Field or the Tricuspid Valve Field for itself or for any third party without the prior written approval of 4C, subject to the provisions of Section 4.2. If Products are developed and/or manufactured using or that embodies any 4C Intellectual Property, this obligation will survive termination of this Agreement indefinitely. Nothing in this section shall be construed as to prevent or to limit Supplier’s ability to sell Supplier’s tissue in the Mitral Valve Field or the Tricuspid Valve Field or to develop, manufacture, or sell any medical devices in the Mitral Valve Field or the Tricuspid Valve Field other than the Products.

4.2	Alternative Supply. Supplier shall be the primary supplier of mitral and tricuspid valve leaflets for use in 4C’s mitral and tricuspid valve devices. Supplier acknowledges that a Regulatory Authority, or investor, may require 4C to establish a second or internal supply source and that prior to the Effective Date of this Agreement, 4C was in the process of establishing another supply source. With written notice to Supplier, 4C may develop and/or source products similar to the Products from another vendor, or via internal development, for the purpose of establishing a second supply source, so long as such products do not incorporate any Supplier Intellectual Property or Supplier Confidential Information.

5.	PRODUCTION

5.1	Production.

5.1.1	Products Manufacturing. Supplier shall Manufacture, package and label the Products in strict accordance with the applicable Product Specifications and reasonable Quality Requirements provided by 4C. Products shall be manufactured only at the Supplier Facility unless 4C, in its sole discretion, provides advance written approval of an alternative facility(ies) (such approval not to be unreasonably withheld). Supplier shall not make any changes to Products, Product Specifications, design, materials, production processes or production testing without 4C’s prior written consent and shall comply with the applicable Quality Requirements when making any such changes. 4C shall provide Supplier with 90 (ninety) days notice of any changes by 4C to the Product Specifications or the Quality Requirements and such changes shall not apply to any open Purchase Orders.

5.1.2	Contingency Plan. Supplier shall establish a contingency Manufacturing plan (the “Contingency Plan”) reasonably acceptable to 4C, within 60 (sixty) days following the first Commercial Launch in any geography, in order to ensure 4C’s continued supply of the Product. The Contingency Plan will detail the steps to be taken to prevent any disruption in the supply of the product within Supplier’s direct control and subject to Supplier’s best reasonable efforts.

5.1.3	Sole Source Risk Management. Supplier shall practice ongoing sole source, supplier risk management by providing 4C with sole source supplier information (the “Sole Source List”) once per year for both sole sourced materials and processes. The Sole Source List will include an assessment of the risk associated with the sole-sourced material along with a risk mitigation plan for those materials that are determined to be high risk. The Sole Source List will include an assessment of the risk associated with the sole-sourced process along with a risk mitigation plan for those processes that are determined to be high risk. Before Supplier uses any materials or equipment in the development or manufacture of a Product that 4C did not specify, and, to Supplier’s actual knowledge, are not generally available on the open market (collectively, “Sole Source Items”), Supplier shall promptly notify 4C by providing written notice. 4C will decide whether to proceed with using the Sole Source Item or work with Supplier to select alternatives. Supplier will not use the Sole Source Item unless it is identified as a Sole Source Item in the applicable purchase order.

5.2	Subcontracting. Supplier may not subcontract any of its obligations under this Agreement without 4C’s prior written consent signed by an authorized representative of 4C. If 4C consents to such an arrangement, Supplier is responsible for all acts and omissions of its subcontractors and guarantees the subcontractor’s performance and the subcontracting must be under a written agreement which (i) obligates the subcontractor to comply with all relevant terms and conditions of this Agreement as though it were Supplier, (ii) names 4C as a third party beneficiary with the right to enforce the rights of Supplier under such subcontract agreement, and (iii) authorizes Supplier to disclose the terms of the subcontract agreement to 4C. Supplier shall provide 4C with a copy of a subcontract agreement promptly after 4C’s request.

6.	QUALITY

6.1	General. All Products supplied under this Agreement will be developed and manufactured in accordance with: (a) all applicable standards of the International Organization for Standardization (ISO) and applicable ISO-certified processes; (b) FDA 21 CFR Parts 802, 812, and 820 current Good Manufacturing Practice (cGMP); and (c) all other quality standards and quality assurance plans referenced in the Product Specifications. Supplier shall ensure that entities that supply raw materials used by Supplier in the production of Products are bound to the same provisions.

6.2	Performance. Supplier shall resolve promptly any Product quality issues that arise during the Term of this Agreement. These efforts shall be tracked in a quality system such as corrective action and preventive action framework that is compliant with industry standards including, but not limited to, FDA 21 CFR Parts 808, 812, and 820 . Upon written demand by 4C, such efforts may include making appropriate Supplier personnel available (at the Supplier’s expense) at the facilities where such Product quality or performance issues are identified or require remediation.

6.3	Control and Inspection. At the time of qualification, Supplier will provide for 4C’s approval of a Quality Control Plan and Outgoing Lot Inspection Test Plan. Supplier will monitor production per the Quality Control Plan and complete inspection of each lot of shipment per the Outgoing Lot Inspection Test Plan as well as perform any other tests or inspections required by the Product Specifications to ensure conformance. Supplier will include a certificate of conformance and certificate of analysis for each lot based on conformance to Outgoing Lot Inspection Test Plan. 4C retains the right to perform incoming lot inspection.

6.4	Process Monitoring. Supplier will monitor and control the Manufacturing process using the industry standard tools such as in-process inspection and statistical process control. Supplier will identify and document key Manufacturing process steps that affect Product performance. 4C will aid Supplier in such identification as it relates to Product performance. Supplier will identify and document critical inputs to the key Manufacturing process steps and critical variables of the key Manufacturing process steps, and define process monitoring and control strategies and tools to ensure that Manufacturing processes operate within control limits and Manufacturing yields are satisfactory. These key and critical parameters will be documented in the Quality Control Plan to be used in the Supplier production monitoring and control. In the event any of the Manufacturing process steps are out of control or Manufacturing yields decline considerably, Supplier will take appropriate corrective and preventive actions to rectify the situation and maintain documentation of the actions taken.

6.5	Non-Conforming Product. 4C will have the right to reject any Product that does not meet all applicable Product Specifications. Any such rejection based on nonconformity with Product Specifications shall be accomplished by written notice (specifying the basis for rejection) from 4C to Supplier promptly after identification. In the event that any Product does not meet applicable Product Specifications and 4C has notified Supplier and Supplier agrees that the Product does not meet applicable Product Specifications, Supplier will replace such Product free of charge and Supplier shall cover expenses (including freight and customs clearance, if any) incurred by 4C in connection with (a) shipment of replacement Product to the same location and(b) shipment of the nonconforming Product back to Supplier (if so requested by Supplier). In the event of a rejection of defective Product, Supplier will ship replacement Product as soon as practical but in any event within 60 (sixty) days of its receipt of a proper rejection notice from 4C. Supplier shall also reimburse 4C up to an amount equal to scrap costs, if applicable.

6.6	Records Retention. Supplier shall be responsible for setting up and maintaining Product traceability and maintaining all records related to the provision of the Products this Agreement in accordance with the FDA or other applicable regulatory authority’s archival guidelines or as otherwise required in writing by 4C (the “Records”). Upon 4C’s request, Supplier shall promptly provide 4C with copies of Records. Records shall be available at reasonable times for inspection, examination and copying by or on behalf of 4C, or for inspection by third parties, including Regulatory Authorities, for so long as any of them are in Supplier’s possession. Supplier shall not transfer, deliver or otherwise provide to any third parties original Records without 4C’s prior written consent. Traceability and quality records will be maintained throughout the life of the Product (which shall be determined by 4C). Traceability requirements include, but are not limited to the following:

6.6.1	All Products are traced by lot at a minimum.

6.6.2	Raw material trace-ability to original material Manufacturing lot.

6.6.3	Certification as to animal material set forth in Section 7.7.

6.7	Quality Audits. Upon notice and within normal business hours, 4C and any third party consultant designated by 4C shall have reasonable access to observe and inspect the Supplier Facility and procedures with respect to the Products, including all quality and other controls related to the Products and all analytical and Manufacturing documentation related to the Products no more than twice per year, except as such additional access as may be required to resolve any delivery, quality, inspection, performance or related issues. In addition, 4C shall have the right to conduct at least one periodic audit each Agreement year. Periodic audits shall be scheduled with Supplier’s compliance representative. Supplier shall not unreasonably reject proposed audit schedules. If 4C wishes to undertake more than one periodic audit in an Agreement year, 4C shall provide written explanation to Supplier of reason for the additional periodic audit and the proposed schedule for the audit, and Supplier shall not unreasonably reject the request.

7.	REGULATORY COMPLIANCE

7.1	Regulatory Approvals; Cooperation.

7.1.1	Supplier Approvals. Supplier shall obtain in its own name and will own any Regulatory Authority approvals that Supplier determines are necessary or appropriate in connection with the commercial sale of Products. 4C shall obtain in its own name and will own any Regulatory Authority approvals that 4C determines are necessary or appropriate in connection with the use or incorporation of Products in connection with 4C’s device. Each Party will be responsible for, and will prepare and determine, the content of its own filings with any Regulatory Authority in connection therewith. Each Party shall control the prosecution of its own regulatory submissions.

7.1.2	4C Approvals. 4C shall obtain in its own name and will own any Regulatory Authority approvals that it determines is necessary or appropriate in connection with the commercial sale of Finished Devices and/or their use of the Sterilization Method in connection with a Finished Device. 4C will be responsible for, and will prepare and determine, the content of its own filings with any Regulatory Authority in connection therewith and will control the prosecution of its own regulatory submissions.

7.1.3	Cooperation. The Parties agree to use commercially reasonable efforts to cooperate with each other in connection with seeking and obtaining any and all such regulatory approvals. Without limiting the generality of the foregoing, from and after the Effective Date:

(i)	Each Party will share with the other Party all test results, clinical data and any other information regarding the Product and/or its use or incorporation with devices to the extent related to the Mitral Valve Field or Tricuspid Valve Field.

(ii)	Each party will provide the other with access to the Regulatory Authority files with respect to the Product and/or its use or incorporation with other products.

(iii)	keep the other Party informed of any material developments regarding the Party’s regulatory approvals with respect to the Product and/or its use or incorporation with other products to the extent related to the Mitral Valve Field or Tricuspid Valve Field, including, without limitation, by providing to the other Party copies of or access to all regulatory documentation with respect thereto;

(iv)	upon request by the other Party, reasonably support the other Party’s regulatory filings regarding the Product and/or its use or incorporation with other products to the extent related to the Mitral Valve Field or Tricuspid Valve Field, provided that 4C shall compensate Supplier for its out-of-pocket expenses incurred in providing such assistance; and

(v)	grant to other Party the right of reference to the Party’s Regulatory Authority files as necessary or helpful for support of the other Party’s regulatory submissions with respect to the Product or its use or incorporation with other products to the extent related to the Mitral Valve Field or Tricuspid Valve Field including through the execution of a letter to the FDA or any other Regulatory Authority in the form of Exhibit C with such changes reasonably requested by 4C.

Notwithstanding any provision in this Agreement to the contrary, a Party shall not be required to exchange information where such exchange would constitute a violation of law.

7.2	Regulatory Audits and Inspections. Supplier shall promptly notify 4C when a regulatory authority inspection of its facilities (or an inspection by third parties in accordance with Regulatory Authority regulations) pertaining to the Products is expected and/or underway, and shall promptly provide 4C with copies of all applicable regulatory correspondence with any Regulatory Authority. Supplier will secure 4C’s written agreement prior to making any commitment to a regulatory agency regarding the Products. 4C shall be provided with draft responses to regulatory observations that involve the Products and its manufacture prior to submission to the regulatory authorities and Supplier shall permit 4C’s input into responses and corrective actions. Supplier shall retain the final authority and responsibility for the content of the responses to the regulatory authority.

7.3	Compliance History. Supplier shall provide 4C with a review of Supplier’s regulatory compliance history, which shall include, but not be limited to: (i) any reports and/or records from Regulatory Authority inspections conducted within the last five (5) years and any related correspondence between Supplier and any Regulatory Authority; (ii) any warning letters and related correspondence between Supplier and any Regulatory Authority within the last five (5) years; (iii) all reports and/or findings from any third party audits, and related correspondence between Supplier and the third party auditor, within the last five (5) years, and (iv) notice of any regulatory matters relating to Supplier’s other buyers directly or indirectly due to Supplier’s Manufacturing responsibilities.

7.4	Import/Export Compliance. Supplier shall comply with the applicable Regulations regarding the shipping, transfer, import and export of all Products. For purposes of this paragraph, Products includes product-associated technology and technical data and the documents related to that technology and data. “Regulations” as used in this paragraph means all laws, treaties, governmental orders and regulations of the countries from which Products are exported and to which Products are imported including, rules regarding classification, marking, packaging, payments of tariffs and duties, embargoes, and restricted transactions.

7.5	Change in Manufacturing Process. Supplier shall notify 4C in writing of any proposed changes in its tissue source, Manufacturing process or any other change which affects fit, form, or function or the safety or effectiveness of the supply process, including any changes that affect: (a) a government submission made by or on behalf of Supplier or 4C (i.e., any change to a technical file or international product master file), (b) master batch records or written quality plans for production or written quality procedures respecting same, or (c) any changes outside the validated level or procedure, in Manufacturing procedures, component part or raw materials vendors, Manufacturing sites or batch sizes. Upon such notice, 4C shall evaluate and communicate to Supplier its approval or disapproval of such change within 20 (twenty) Business Days after the date of its receipt of notice. Only upon notice of written approval from 4C and after Supplier has demonstrated to 4C’s satisfaction that all change and validation processes have been successfully completed in compliance with any regulations or applicable legal requirements may Supplier incorporate such change into the Manufacturing process.

7.6	Right to Audit/Product Safety. Supplier shall ensure that 4C and any regulatory authorities may, during regular business hours and upon reasonable advance written notice, (a) examine and inspect Supplier’s Manufacturing facility or, the facilities of any subcontractor or supplier used by it in the development, sourcing or manufacture of Products, and (b) inspect all data, documentation and work product relating to the activities performed by it or any subcontractor. This right to inspect all data, documentation and work product relating to the Product may be exercised at any time during the Term of this Agreement upon reasonable notice or such longer period as shall be required by applicable law. Supplier shall promptly provide 4C with the results of any audit by a regulatory authority relating to the Products. Supplier shall provide to 4C, upon 4C’ s request, copies of Safety Data Sheets (“SDSs”) and any other information and documentation related to product safety, including physical, chemical, and biological characteristics of the Products. At reasonable times and upon reasonable notice, 4C shall have the right to audit Supplier’s established procedures and processes, including documentation, to accommodate the direct handling of health emergencies, product ingredient inquiries, and distribution of SDSs related to the Products.

7.7	Animal Material. Supplier shall provide 4C with information on all animal-sourced material that is included in a Product in order for 4C to meet any regulatory requirements. Supplier will certify that Products are free from bovine spongiform encephalopathy (also known as mad cow disease) or produced in a geography that has been certified as being free from the disease.

7.8	Environmental Compliance. Supplier shall comply with the following terms and conditions for all Products provided to 4C:

7.8.1	Materials Disclosures. Supplier shall provide full disclosure of all materials used in the Products (“Materials Disclosure”) to 4C. Further, Supplier shall comply with all Environmental Regulations applicable to the Products. For the purposes of this section, “Environmental Regulations” shall include any and all laws, regulations, directives, ordinances, orders and decrees of any kind, adopted or implemented in any country, state, region or jurisdiction, which govern, regulate or restrict: (i) the use of hazardous substances; (ii) biological or other hazardous waste; (iii) packaging and packaging waste; and (iv) the registration, evaluation, authorization and restriction of chemicals. Supplier shall provide 4C with assistance and sufficient documentation, as reasonably determined by 4C, to enable 4C to verify the materials used in the Products and that Products are in full compliance with Environmental Regulations.

7.8.2	Environmental Regulations. Supplier represents and warrants that, as of the Effective Date, the Products are in full compliance with all applicable Environmental Regulations. In addition, at any time upon request from 4C, Supplier shall provide 4C with a report on the status of the Products’ ongoing compliance with Environmental Regulations. Any such report shall include Supplier’s representation and warranty that, as of the date of the report, the Products are in full compliance with all applicable Environmental Regulations, as from time to time in force.

7.8.3	Changes Impacting Environmental Safety. During the Term of this Agreement, in accordance with applicable Quality Requirements, Supplier shall promptly notify 4C of any changes in the Products’ design, technical specification, composition, components, substances or materials, or any changes in a supplier of a component, substance or material, that may have an impact on the ongoing compliance of the Products with Environmental Regulations. Supplier will not change the appearance, text and all other aspects of the package labeling without having first obtained 4C’s prior written approval.

7.8.4	Accuracy of Information. Supplier certifies that it gathered the information required by this Agreement and that all information submitted to 4C in connection with this Agreement is accurate. Supplier acknowledges that 4C will rely on this certification in determining the compliance of its products. 4C acknowledges that Supplier may have relied on information provided by others, and that Supplier may not have independently verified such information. However, in situations where Supplier has not independently verified information provided by others, Supplier agrees that, at a minimum, its suppliers have provided certifications regarding their contributions to the Products, and those certifications are at least as comprehensive as the certification provided by Supplier.

8.	CONFIDENTIALITY AND PUBLICITY

8.1	Confidential Information: Supplier and 4C each agrees it shall not disclose or use the other’s Confidential Information except for the purpose of this Agreement. The receiving Party will safeguard the disclosing Party’s Confidential Information against unauthorized disclosure using the same degree of care as it uses for its own Confidential Information of like importance, but no less than reasonable care. Any disclosure of the disclosing Party’s Confidential Information to the receiving Party’s employees or consultants will be preceded by disclosure and acknowledgement of the Party’s obligations of confidentiality hereunder. The receiving Party is responsible for any disclosure of the disclosing Party’s Confidential Information by the receiving Party’s employees or consultants. “Confidential Information” means non-public information relating to a Party’s business, research and development, medical devices, customers and suppliers including Intellectual Property, business plans and other financial or marketing information and other Manufacturing and regulatory information, including any information disclosed by a Party to the other Party as required by Section 7 of this Agreement.

8.2	Exclusions. Confidential Information does not include information that:

(i)	is known to the receiving Party without confidentiality obligations prior to receipt thereof, as demonstrated by reliable evidence;

(ii)	is disclosed to the receiving Party, without restriction or following expiration of a restriction and without a breach of such third party’s confidentiality obligations by a third party;

(iii)	is or becomes public knowledge, by publication or otherwise, through no fault of the receiving Party; or

(iv)	is independently developed by the receiving Party, without using Confidential Information of disclosing Party, as demonstrated by reliable evidence.

8.3	Ownership. Except as otherwise expressly provided in this Agreement, all Confidential Information remains the property of the disclosing Party.

8.4	Copies; Return or Destruction of Materials. Neither Party will copy or duplicate any materials containing Confidential Information except as necessary to comply with Law, perform its obligations or exercise its rights under this Agreement. The Parties will return or certify in writing the destruction of all materials containing Confidential Information that have been provided by the other Party, including all copies, upon demand by the disclosing Party. The receiving Party will treat any materials containing Confidential Information of the disclosing Party that are not destroyed or returned to the disclosing Party in accordance with this Section 8. A Party may elect to keep copies of Confidential Information for evidentiary purposes, to comply with Law and such Party’s quality, regulatory and similar internal requirements. Furthermore, nothing in this Section shall be construed to require the deletion of any items of Confidential Information that are contained or stored in back up media, disaster recovery systems, or other electronic data storage systems, latent data or metadata, provided that such items shall remain subject to the non-use and non-disclosure obligations of this Section 8.

8.5	Required Disclosure. In the event that, on the advice of legal counsel, the receiving Party is compelled by Law to disclose the disclosing Party’s Confidential Information, the receiving Party will, to the extent reasonably possible, notify the disclosing Party in advance of such disclosure about the need for, any such disclosure so that the disclosing Party may seek a protective order or other remedy, if such remedy is reasonable under the circumstances. The receiving Party will take reasonable action to ensure protection of the disclosed Confidential Information to the extent allowable by Law.

8.6	Publicity. Except with respect to marketing products related to the Commercial Launch and thereafter, neither Party may make any public announcement about or advertise the existence of this Agreement or divulge its terms and conditions to third parties other than attorneys and financial consultants that are under a duty of confidentiality without the prior written consent of the other Party.

8.7	Term of Obligations. Each Party’s obligations under this Section 8 remain in effect during the Term of this Agreement plus three (3) additional years after the expiration or termination of this Agreement, except that Confidential Information that contains trade secrets shall be maintained in confidence indefinitely by the receiving Party until such trade secret is made public through no action or omission of the receiving Party.

9.	DATA OWNERSHIP. All data including, but not limited to, all research and engineering data and designs, engineering and Manufacturing drawings, Specifications, standards, process information, manuals, technical reports, computer software test results, clinical trial study reports, other reports, raw data, logs, computer records or personnel notes generated by 4C or Supplier and related information relating to the Products (“Data”) belong solely to 4C. To the extent the Data is related only to the Products, and not to the Specifications or 4C’s devices (“Supplier Only Data”), Supplier shall receive a copy of the Data and shall have an irrevocable and perpetual license to use such Supplier Only Data outside of the Mitra! Valve Field and the Tricuspid Valve Field during the Tenn. Other than the Supplier Only Data, Supplier shall not use any Data for any purpose, other than the performance of this Agreement. Supplier shall not mortgage, pledge, or otherwise encumber any Data. Upon termination of this Agreement for any reason, Supplier shall promptly return all Data other than Supplier Only Data to 4C. Data is deemed Confidential Information under this Agreement. Notwithstanding the foregoing, 4C will make the Data available to Supplier for (i) the purposes of this Agreement and (ii) for Supplier development of and/or improvements to products delivered through any surgical or nonsurgical approach to repair or replace human heart valves outside of the Mitra! Valve Field and the Tricuspid Valve Field during the Term.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	4C Intellectual Property.

10.1.1	Relating to Products. If 4C makes any 4C Intellectual Property available to Supplier relative to the design or production of a Product, Supplier will have a non-exclusive, non- transferable, irrevocable license under such 4C Intellectual Property, such license expressly limited to the right to produce and have produced the Products for supply to 4C during the Term of this Agreement. Any such 4C Intellectual Property will remain the property of 4C and will be subject to the Confidentiality Section of this Agreement. Without limiting the generality of the foregoing, the Parties agree that Product Specifications provided by 4C constitute 4C Intellectual Property. In no case will Supplier use any such 4C Intellectual Property for the benefit of any third party other than under this Agreement.

10.1.2	No Other License. No other license under any 4C Intellectual Property is granted, and none is to be implied.

10.2	Supplier Intellectual Property.

10.2.1	Supplier Intellectual Property. Except for the rights granted to 4C in Sections 10.2.2 and 11.2, all Supplier Intellectual Property existing as of the Effective Date or developed by Supplier independent of Supplier’s performance of its obligations to 4C under this Agreement, shall be the property of Supplier, and 4C shall not have any rights therein.

10.2.2	Supplier Trademarks for Marketing. Subject to Section 8.6, Supplier grants 4C a limited, non-exclusive, non-transferable, revocable license to use certain Supplier’s trademarks, logos, trade names, and trade dress (“Supplier Trademarks”) for the Term of this Agreement for the purpose of marketing the Products following approval by the Regulatory Authority in anticipation of the Commercial Launch and thereafter in the jurisdiction of the Regulatory Authority. Supplier Trademarks shall include, but are not limited to, ADMEDUS® and CARDIOCEL® and their respective logos. All use by 4C of Supplier Trademarks on any product packaging, product information, marketing materials, or other materials shall be provided to Supplier for review and written approval. 4C agrees that the nature and quality of the devices offered for sale and sold bearing any of the Supplier Trademarks and all related marketing, advertising, and promotional materials shall conform to the quality control standards provided by Supplier from time to time. Supplier shall have a continuing right to monitor the nature and quality of the devices, advertising, marketing, and promotional materials and other related use of the Supplier Trademarks as permitted under this Agreement. It is and shall remain 4C’s obligation to ensure compliance with all applicable laws regarding the use of the Supplier Trademarks.

10.3	Developed Intellectual Property. Except for the Specifications, all Intellectual Property (including all related Intellectual Property rights) relating to Supplier’s tissue products (the “Tissue Developed IP”), whether developed solely by Supplier or jointly by Supplier and 4C or any third party shall be owned by Supplier. 4C hereby assigns all of its rights in and to such Tissue Developed IP to Supplier. 4C will promptly disclose any such Tissue Developed IP to Supplier and will execute and deliver documents appropriate to evidence Supplier’s ownership of the Tissue Developed IP. 4C agrees to cooperate with Supplier’s efforts to protect any Tissue Developed IP formally by, inter alia, promptly executing any required documentation relating to application for protection of the Tissue Developed IP. Excluding any Tissue Developed IP, all Intellectual Property (including all related Intellectual Property rights) relating to medical devices in the Mitral Valve Field or the Tricuspid Valve Field including, without limitation, the Finished Devices (the “4C Developed IP”), whether developed solely by 4C or jointly by Supplier and 4C or any third party shall be owned by 4C. Supplier hereby assigns all of its rights in and to such 4C Developed IP to 4C. Supplier will promptly disclose any such 4C Developed IP to 4C and will execute and deliver documents appropriate to evidence 4C’s ownership of the 4C Developed IP. All Product and Finished Device documentation, drawings, prototypes and the like shall be considered 4C Developed IP belonging to 4C. Supplier agrees to cooperate with 4C’s efforts to protect any 4C Developed IP formally by, inter alia, promptly executing any required documentation relating to application for protection of the Developed IP.

10.3.1	Supplier Covenant Not to Sue. Subject to the terms and conditions of this Agreement, Supplier hereby covenants and agrees, for itself and for its Affiliates, successors, assigns, and other parties claiming any title or license to any Technology, not to sue or otherwise assert any claim or counterclaim against (or participate in or join or otherwise aid in any claim or action against), directly or indirectly against 4C or any of its Affiliates, successors, assigns, distributors, resellers, customers, vendors or others in contractual privity with any of the foregoing (“4C Parties”) to the extent based on (I) a claim that such 4C Party’s manufacture, sale, use or other actions involving medical devices incorporating the Products supplied by Supplier in the Mitral Valve Field or Tricuspid Valve Field infringes upon any Technology right owned, licensed to, or otherwise controlled by Supplier or (2) a claim that 4C’s or a secondary supply source’s manufacture, sale, use or other actions involving the production of tissue directly or indirectly for 4C in the Mitral Valve Field or Tricuspid Valve Field infringes upon any of Supplier’s rights in the Products (a) during the Term of this Agreement, (b) following a liquidation or bankruptcy of Supplier, or (c) following a breach by Supplier of this Agreement; provided, however, the foregoing will not prevent any action on the part of Supplier brought to enforce its rights and any of 4C’ s obligations under this Agreement. 4C’s rights described in this Section 10.3.l shall only apply to the Tricuspid Valve Field during such time that 4C has maintained exclusivity in such field pursuant to Section 4.2.

10.3.2	4C Covenant Not to Sue. Subject to the terms and conditions of this Agreement, 4C hereby covenants and agrees, for itself and for any 4C Party, not to sue or otherwise assert any claim or counterclaim against (or participate in or join or otherwise aid in any claim or action against) directly or indirectly against Supplier or any of its Affiliates, successors, assigns, and other parties claiming any title or license to any Technology to the extent based on a claim that the Technology infringes any right of any 4C Party or the validity of any right in the Technology during the Term of this Agreement.

10.4	Third Party Licenses. Supplier shall comply with and maintain in full force and effect all license agreements with third parties pursuant to which Supplier is licensed to use the Intellectual Property of third parties that is used or employed for Supplier to perform its obligations under this Agreement. Supplier shall promptly notify 4C in writing of any allegation that Supplier is in breach of any such license agreement. 4C may, but is not obligated to, cure any such alleged breach and recover the cost of such cure from Supplier, including without limitation, by set-off against amounts 4C owes Supplier hereunder.

10.5	Intellectual Property Warranty and Indemnification.

10.5.1	Non-Infringement. Supplier shall not provide 4C with any designs, plans, models, samples, software, integrated circuits, reports, processes, protocols or other writings or products which it either knows or has reason to believe violate the valid patent, copyright, or other form of Intellectual Property right of a third party. Supplier represents and warrants that the manufacture, use, sale and provision of the Products by Supplier and the use of the Sterilization Method, and the 4C Affiliates’ subsequent use and sale of the Products and Sterilization Method, will not infringe or violate the patent, copyright, or other property or proprietary rights of any third party, except that the warranty in this subsection does not apply to any infringement or violation resulting from: (i) Specifications provided by 4C; (ii) that portion of Products based on Product Specifications provided by 4C; (iii) a combination of other products with the Products when Supplier did not supply, recommend, or procure such other products or when Supplier objected to the combination of such other products with the Products.

10.5.2	Rights in Intellectual Property. Supplier represents and warrants that, subject to 4C’s rights under this Agreement, Supplier owns the entire right, title and interest, or has obtained the appropriate licenses, in the Intellectual Property used or employed by Supplier to Manufacture and distribute the Products, without restriction or encumbrance.

10.5.3	Indemnity. Subject to Section 10.5.l Supplier shall defend, indemnify and hold harmless 4C from all damages, costs and expenses related to a claim that only the Products infringe a patent or other Intellectual Property right of any third party provided 4C provides notice to Supplier of such claim no more than thirty (30) days after receipt of such claim. Supplier shall give 4C notice of any claim or allegation that would implicate the warranties under this Section 10 as soon as possible but in no event more than thirty (30) days after receipt of such claim or allegation. If 4C fails to notify Supplier within thirty (30) days, Supplier’s obligation to defend, indemnify and hold harmless 4C and the 4C Affiliates shall be reduced only to the extent Supplier is prejudiced by the delay beyond thirty (30) days. If the use of any Products is enjoined because of a claim relating only to the Products, at 4C’s option, Supplier shall at its expense and as a first priority, work to either substitute a fully functionally equivalent product or process (as applicable) not subject to such injunction, modify such Products or process (as applicable) so that it is no longer subject to such injunction, or obtain the right to continue using such Products or process (as applicable) so long as such Products or process meets all 4C and regulatory requirements.

11.	STERILIZATION METHOD LICENSE

11.1	Transmission of Sterilization Method and Know-how. Supplier shall provide to 4C all Technology, know-how, training and the Deliverables to allow 4C to perform Sterilization of the Products or the Finished Devices existing as of the Effective Date or developed by Supplier that pertains to Finished Devices in the Mitral Valve Field and the Tricuspid Valve Field during the term of the Agreement (the “Sterilization Method”) pursuant to the terms specified hereinbelow. Supplier will initiate the transmission of the Sterilization Method within [***] days following written notice by 4C to initiate the transmission of the Sterilization Method (the “Initiation Notice”), and Supplier shall complete the transmission of the Sterilization Method to 4C within [***] days following the Initiation Notice. The Initiation Notice shall not be sent any earlier than [***] days following the Effective Date of this Agreement. During this period, Supplier will make such Personnel available as are commercially reasonable to assist 4C. 4C shall provide written notice to Supplier that it is beginning validation of the Sterilization Method (the “Validation Notice”). Supplier shall transmit the Sterilization Method to 4C, and 4C will pay Supplier the Initial Payment and the Completion Payment for the Sterilization Method in the amounts and on the schedule set forth in Exhibit D, provided, however, that the Initial Payment shall be refundable to 4C in the event that the validation of the Sterilization Method pursuant to Section 11.2.4 is not complete within [***] days following the Validation Notice through no fault of 4C. Such refund shall be made within [***] days following written notice from 4C. Except with respect to Section 4, nothing in this Agreement should be construed as preventing Supplier from using the Sterilization Method.

11.2	License. Subject to the exclusivity terms of Section 4, Supplier grants to 4C a limited, revocable, royalty free (except as contemplated herein), exclusive in the Mitral Valve Field and the Tricuspid Valve Field, worldwide license to use the Sterilization Method during the Term. 4C shall have no right to sublicense the Sterilization Method. 4C shall have the right to assign or otherwise transfer the Sterilization Method or this license to any Affiliate or any third party only with the prior written consent of Supplier. Supplier shall grant to 4C the right to use all data including, but not limited to, all research and engineering data and designs, engineering and drawings, Sterilization Specifications, standards, process information, manuals, technical reports, computer software test results, clinical trial study reports, other reports, raw data, logs, computer records or Personnel notes related to the Sterilization Method as it pertains to the Products or the Finished Devices. Supplier shall not mortgage, pledge, or otherwise encumber such data. Subject to the license granted pursuant to this Agreement, as between 4C and Supplier, Supplier owns all rights, title and interests in and to the Sterilization Method, including but not limited to all Intellectual Property rights.

11.3	Supplier Rights in Sterilization Method. Supplier has a continuing right to use the Sterilization Method outside the Mitral Valve Field and Tricuspid Valve Field subject to Sections 4.1, 4.2 and 11.3.

11.4	Technology Transfer. After 4C’s receipt of the Sterilization Method as contemplated in Paragraph 11.1 herein, Supplier shall provide 4C with the Deliverables and copies of any other necessary, tangible embodiments of the Sterilization Method being used by Supplier to provide the Sterilization services for the Products according to the Sterilization Specifications to 4C, including all analytical and process techniques, standard operating procedures and batch records, at the written request of 4C. The Sterilization Method, the Deliverables and copies of any other necessary, tangible embodiments of the Sterilization Method shall be treated as Confidential Information.

11.5	Technical Assistance. After 4C’s receipt of the Sterilization Method as contemplated herein, Supplier shall further provide such technical assistance as may be reasonably required to enable 4C to provide the Sterilization services using the Sterilization Method during the Term of the Supply and License Agreement. Supplier will further assist with training and exchanging information necessary to perform the Sterilization Method, including access to key Personnel with know-how regarding the Sterilization Method during the Term. Supplier shall grant 4C access to the Supplier Facility for a reasonable period of time, during regular business hours and with reasonable notice, as necessary to accomplish the transfer of the Sterilization Method to 4C in a reasonable time period.

11.6	Procurement. After 4C’s receipt of the Sterilization Method as contemplated in this Section 11, Supplier shall use commercially reasonable efforts to assist 4C in obtaining a supply of materials from Supplier’s vendors necessary for performance of the Sterilization Method. Supplier shall promptly notify 4C of any changes to its suppliers or materials used in the Products. 4C shall be responsible for all costs associated with the supply of materials.

11.7	Validation. 4C shall use its commercially reasonable efforts during the period that is [***] days following the Validation Notice (the “Validation Period”) to validate the Sterilization Method in connection with Products received from Supplier. Validation of the Sterilization Method shall include confirmation that Products in Finished Devices where the Sterilization Method is performed at a 4C facility are not materially different than Products in Finished Devices received from Supplier according to Section 2.3.6. Supplier will use its commercially reasonable efforts to assist 4C in validating the Sterilization Method at a 4C facility for use in 4C’s Sterilization process in accordance with the Quality Requirements. If the Sterilization Method is not validated at the end of the Validation Period, Supplier shall work with 4C to adjust the Sterilization Method to validate the Sterilization process. If the Sterilization Method is still not validated after commercially reasonable efforts by Supplier and 4C, either Party may terminate the license to the Sterilization Method set forth in this Article 11 in writing.

11.8	Limited Use of the Technology and Intellectual Property. 4C acknowledges and agrees that the Sterilization Method, and any Intellectual Property licensed herein to 4C, shall only be used, incorporated, or otherwise applied to Products and Finished Devices that incorporate tissue provided by Supplier.

11.9	Right to Audit by Supplier. During the Term and for a period of [***] years thereafter, upon [***] Business Days written notice, Supplier or representatives of Supplier shall have the right to inspect the use of the Sterilization Method, not more than [***] per year for a period of not more than [***] consecutive Business Days, under the terms and conditions of this Agreement. The scope of such audit and inspection services may include the review of all Records of 4C supporting performance of the Sterilization Method in conjunction with its obligations under this Agreement, as well as processes and related process internal controls and support systems, the quality and accuracy of which are directly related to the performance of 4C’s obligations under this Agreement. 4C agrees to provide Supplier or Supplier’s representatives reasonable access to books, records, systems and processes, and shall cooperate fully with Supplier’s representatives in support of their inspection and audit activities during 4C’s normal business hours. Supplier and/or its representatives shall execute such confidentiality agreements reasonably requested by 4C, and consistent with the confidentiality obligations set forth in Article 8, prior to any such inspection.

12.	WARRANTIES AND REPRESENTATIONS

12.1	Compliance Covenants and Representations. Supplier represents and warrants to 4C that: (i) the Products delivered to 4C are not adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act, (ii) all Products delivered to 4C have been manufactured in accordance with a quality system that is consistent with the applicable Quality Requirements; and (iii) the Manufacture, sale and delivery of Products does not violate any, and the Products conform to all applicable law, including without limitation, the regulations of any Regulatory Authority. Supplier shall promptly notify 4C in writing if Supplier becomes aware that Products or any applicable Quality Requirements may not comply with Law.

12.2	Product Warranty. Supplier represents and warrants that each Products delivered under this Agreement (i) fully complies and will comply with all applicable Product Specifications and applicable Quality Requirements, (ii) are capable of being sterilized in accordance with the applicable Sterilization Specifications and Quality Requirements utilizing the Sterilization Method and (iii) is and will be free from defects in design, materials and workmanship and shall be manufactured and provided in accordance and conformity with the Product Specifications and in compliance with this Agreement and the Quality Requirements. Supplier shall inform 4C in writing no more than two (2) days after Supplier learns of any actual or potential problems relating to the performance of any Products or any similar product manufactured by Supplier for a third party.

12.3	Sterilization Method Warranty. Supplier represents and warrants that the Sterilization Method when transferred to 4C under this Agreement fully complies with all applicable Sterilization Specifications and applicable Quality Requirements. Supplier shall inform 4C in writing no more than two (2) days after Supplier learns of any actual or potential problems relating to the performance of any Products or Sterilization Method or any similar product manufactured by Supplier or process used by Supplier for a third party.

12.4	Government Watch List. Supplier represents and warrants that neither Supplier nor any Supplier personnel who will perform services under this Agreement, is included in or listed: (i) on the List of Excluded Individuals/Entities maintained by the HHS Office of Inspector General pursuant to 42 U.S.C. Sections 1320a-7, 13955ccc, 1320c-5 and regulations promulgated thereunder, which, as of the Effective Date, can be searched at the internet website of http://exclusions.oig.hhs.gov/ (“OIG List”); (ii) on the Excluded Parties List System maintained by the United States General Services Administration which, as of the Effective Date, can be searched at the internet website of http://epls.arnet.gov (the “GSA List’’); or (iii) as a Specially Designated National or Blocked Person on the U.S Treasury’s Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons which, as of the Effective Date, is located at the internet web site of http://www.ustreas.gov/offices/enforcement/ofac/sdn/ (the “SDN List’’). Supplier will promptly inform 4C if it or its personnel should come to be included on the OIG List, the GSA List or SDN List.

12.5	Compliance with Agreement. Supplier represents and warrants that all of its employees, agents, contractors and consultants whose services may be used to fulfill the obligations under this Agreement are or will be informed of the terms of this Agreement to the extent necessary to comply with its terms, and that all such persons are sufficiently obligated to Supplier, by contract or otherwise, to fully comply with all provisions of this Agreement.

12.6	Conflicts. Supplier represents and warrants to 4C that the execution of this Agreement or any purchase order placed hereunder and Supplier’s performance thereunder is within its duly authorized powers and does not conflict with any other contract or obligation of Supplier. Supplier shall not enter into any agreement or understanding whether written or oral, during the Term of this Agreement which conflicts or is inconsistent with the terms of this Agreement.

12.7	Disclaimer. OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT, SUPPLIER MAKES NO OTHER WARRANTY AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. SUPPLIER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SUPPLIER MAKES NO WARRANTY THAT THE STERILIZATION METHOD IS SUITABLE FOR USE WITH ANY PRODUCTS NOT SUPPLIED BY SUPPLIER. SUPPLIER MAKES NO WARRANTIES AS TO THE APPLICATION OF THE STERILIZATION TO THE PRODUCTS OR FINISHED DEVICES BY ANY 4C PARTY.

12.8	Indemnification. Supplier shall indemnify, defend and hold harmless 4C and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives, from and against all assessments, losses, damages, liabilities, interest and penalties, costs and expenses, including, without limitation, reasonable legal fees and disbursements incurred in connection therewith relating to or arising from any demands, claims, actions or causes of action brought by a third party (“Claims”) resulting from or arising out of: (i) any breach of any representation or warranty by Supplier or its Affiliates under this Agreement; (ii) any Manufacturing defect or non- conformity respecting the Products and Sterilization Method so long as the Products and Sterilization Method meet the Specifications; (iii) violation of any Law by Supplier or its Affiliates in connection with Supplier’s performance of its obligations under this Agreement; or (iv) the release, discharge, storage or disposal by Supplier or at Supplier’s direction or by its suppliers or any material or substance, including, without limitation, any hazardous material or substance related to this Agreement.

12.9	Limitation of Remedies. Except for their obligations under Sections 5 (Production), 6 (Quality), 8 (Confidentiality and Publicity), 11 (Intellectual Property), 12.l (Compliance Covenants and Representations), 12.2 (Product Warranty), 13 (Indemnification), and any other section that specifically refers to this Limitation of Remedies Section, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN ANY PURCHASE ORDER PLACED THEREUNDER, IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND.

12.10	Insurance. Within thirty (30) days of the Effective Date, Supplier shall, at its sole cost and expense, obtain and at all times during the Term of this Agreement maintain insurance with the following minimum coverage and limits: (a) workers’ compensation insurance in accordance with all applicable federal, state and local statutory requirements; (b) commercial general liability insurance on an occurrence basis with minimum combined single limit coverage of $[***]per occurrence and $[***] general aggregate for bodily injury and property damage liability; (d) product liability of $[***] per occurrence covering all Products; (e) employer’s liability insurance with limits of $[***] by accident each accident, $[***] by disease each employee, $[***] by disease policy limit; (f) excess or umbrella insurance with limits of $[***] per occurrence in excess of the limits specified above for employer’s liability and commercial general liability insurance; (g) errors and omissions liability insurance (including technology errors and omissions, network and information security liability and communications and media liability) with a limit of $[***] per occurrence and $[***] aggregate. Supplier will name “4C Medical Technologies, Inc., its subsidiaries and affiliates” as “Additional Insured”, with primary, non-contributory coverage, under Supplier’s insurance policies. Supplier shall furnish 4C written evidence of such insurance and shall provide at least thirty (30) days prior written notice of change in coverage levels or termination of such insurance.

13.	TERM AND TERMINATION

13.1	Term. This Agreement will become effective on the Effective Date and remain effective for an initial period of seven (7) years (the “Initial Term”). This Agreement will automatically renew thereafter for successive one year terms (each a “Renewal Term”).

13.2	Termination. Either Party may terminate this Agreement in the event that (i) the other Party breaches any material provision of this Agreement and such breach remains uncured for thirty (30) days following the receipt by the defaulting Party of notice of such breach, or (ii) upon notice if the other Party becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy law or related statutes or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement. Either Party may terminate this Agreement for any reason upon one hundred eighty (180) days written notice to the other Party at the end of the Initial Term or any Renewal Term. 4C may terminate the transfer of the Sterilization Method including, without limitation, Section 11 of this Agreement upon thirty (30) days written notice to Supplier.

13.3	Effect of Expiration or Termination:

13.3.1	Agreement. The Parties acknowledge and agree that the termination or expiration of any individual order shall not in itself terminate this Agreement or have any effect on the rights and obligations of third parties or any other purchase order placed hereunder. If this Agreement expires or is terminated under Section 13, no further purchase orders may be entered into by the Parties under this Agreement.

13.3.2	Orders. Upon termination or expiration of this Agreement, all then outstanding accepted orders thereunder for Products shall survive.

13.3.3	Last Time Buy. In event of termination or expiration of this Agreement, 4C shall have a right to place an order for a last time buy during the remainder of the Term of this Agreement and for thirty (30) days thereafter, as though Supplier had elected to exit the business.

13.3.4	Return to 4C. At the earlier of 4C’s written request or Products delivery to fulfill the last order placed under this Agreement that has been terminated or has expired, Supplier shall promptly return all applicable 4C property, return or securely destroy the records in Supplier’s possession as directed by the applicable 4C Affiliate, and execute such documents and take other action as reasonably requested by such 4C Affiliate in connection therewith.

13.3.5	Return to Supplier. At the earlier of Supplier’s written request or Products delivery to fulfill the last order placed under this Agreement that has been terminated or has expired, 4C shall promptly return all applicable Supplier property (including all Supplier Confidential Information and the Deliverables), return or securely destroy the records in 4C’s possession as directed by Supplier, and execute such documents and take other action as reasonably requested by such Supplier. Upon termination or expiration of the Agreement, 4C shall not use any of Supplier’s Confidential Information or Supplier Intellectual Property.

13.3.6	Transfer of Material Information of Supplier to 4C.

(i)	In the event of the termination or expiration of this Agreement for any reason, Supplier will transfer all Records to 4C.

(ii)	In the event of the termination of this Agreement following Supplier’s breach of this Agreement because of (a) an act of Force Majeure that is not cured for 60 days,(b) Supplier’s failure to meet the Quality Requirements that is not cured for 60 days, or (c) a Failure to Supply that is not cured for 60 days, Supplier would transfer all Records to 4C and would provide 4C with reasonable access to Supplier personnel and to such Manufacturing processes, procedures and know-how related to the Products to enable 4C to continue to source or internally manufacture products in the Mitral Valve Field and Tricuspid Valve Field in accordance with approvals granted by the Regulatory Authority. No trade secrets would be disclosed to 4C unless necessary to source or manufacture products in the Mitral Valve Field and Tricuspid Valve Field. Any necessary disclosure of trade secrets to 4C or a secondary supplier would be limited and would only be made following the execution of a technology transfer agreement with 4C and/or such secondary supplier only for the sole purpose of supplying 4C with products. 4C shall pay no transfer fee or royalty so long as the trade secrets are only used for the purpose of supplying 4C with Products in the Mitral Valve Field and Tricuspid Valve Field due to a breach by supplier under this Section 13.3.6(ii) and not used by any other entity or for any other purpose. Any use by any other entity or for any other purpose will be subject to a transfer fee or royalty. 4C’s rights described in this Section 13.3.6 shall only apply to the Tricuspid Valve Field during such time that 4C has maintained exclusivity in such field pursuant to Section 4.2.

(iii)	In the event of termination of this Agreement due to Supplier’s insolvency or bankruptcy, 4C shall have the right of first refusal to obtain Supplier Intellectual Property and Supplier Confidential Information regarding the Products, including the Manufacturing processes, procedures and know-how.

(iv)	In the event of termination or expiration of this Agreement for any other reason not set forth in Section 13.3.6(i)-(iii), 4C would have an option to, and the Parties would negotiate in good faith, a limited licensing agreement to Supplier’s Intellectual Property and Supplier Confidential Information to be used in the Mitral Valve Field and Tricuspid Valve Field with a royalty in such license agreement to be determined by arbitration between 4C and Supplier. Any arbitration between 4C and Supplier would be determined by a panel of three arbitrators with expertise in commercial supply relationships for medical devices. Each Party would identify one arbitrator (each a “Party Designated Arbitrator”) and the Party Designated Arbitrators would select the third arbitrator. Rules of the arbitration would be conducted in accordance with the rules of the American Arbitration Association. 4C’s rights described in this Section 13.3.6 shall only apply to the Tricuspid Valve Field during such time that 4C has maintained exclusivity in such field pursuant to Section 4.2.

13.3.7	Termination of Agreement Following Change of Control. Any failure to assign or otherwise transfer the Agreement to a Party’s successor in interest following a Change of Control as set forth in Section 14.2 shall be deemed a breach of this Agreement by the Party.

13.3.8	Rights in Bankruptcy. Those rights and licenses granted by Supplier to 4C in this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. 4C shall retain all of its rights, elections, and protections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding against Supplier under the U.S. Bankruptcy Code, all rights, licenses, and privileges granted to 4C under this Agreement shall continue subject to the terms and conditions hereof and 4C’s rights under Section 365(n). Further, in the event of the commencement of a bankruptcy proceeding against Supplier, 4C shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property licensed under this Agreement, which if not already in 4C’s possession, shall be promptly delivered to 4C, unless Supplier elects to and does in fact continue to perform its obligations under this agreement.

13.3.9	Termination of License to Sterilization Method. Upon termination of this Agreement, the license granted pursuant to Section 11 shall terminate and be of no further force or effect. Upon Supplier’ written request, 4C shall securely destroy all Deliverables or shall promptly return all Deliverables.

13.4	Survival. All provisions which are continuing in nature, including, but not limited to, Sections 5.2 (Production/Compliance with Law, Indemnity), 6 (Quality), 8 (Confidentiality and Publicity), 10 (Intellectual Property Rights), 12 (Warranties and Representations), 12.8 (Indemnification), 14 (Term and Termination) and 15 (Miscellaneous), will survive termination of this Agreement.

14.	MISCELLANEOUS

14.1	Force Majeure. A Party’s obligations under this Agreement (with the exception of a payment obligation), including any delays in Products deliveries, will be excused by a Force Majeure event only to the degree effected, provided that the Party affected by the Force Majeure event makes reasonable efforts to avoid being so affected and promptly delivers written notice to the other Party upon learning of the Force Majeure event, which notice must include a detailed description of the event and its anticipated effect on the Party’s ability to perform its obligations. Upon giving notice to the other Party, the affected Party is excused from the performance of its obligations only to the extent and only for the period that its performance of such obligations is prevented by the Force Majeure event, except that this clause does not apply to a Party’s obligation to perform its disaster recovery, business continuity and other workaround plans. During the period at the performance by a Party has been suspended by reason of a Force Majeure event, the other Party may suspend the performance of all or part of its obligations to the extent that such suspension is commercially reasonable.

14.2	Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise with notice to the other Party. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void. The Parties will make good faith efforts to ensure that, following a Change of Control of either Party, the Agreement shall transfer to and be binding upon the successor in interest of such Party following a Change of Control.

14.3	Complete Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement and supersedes any prior supply or distribution agreements for the Products.

14.4	Amendment, Waiver. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. Neither the failure nor the delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of any such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

14.5	Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Minnesota, without giving effect to any choice of Law or conflicts of Laws rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the substantive Laws of any jurisdiction other than the State of Minnesota.

14.6	Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the federal court within the State of Minnesota for the purposes of any action arising out of this Agreement or any transaction contemplated hereby or thereby, and agrees to commence any such action only in such courts. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

14.7	Consents. Any approval, authorization, waiver or consent required by this Agreement must be in writing, duly signed by an authorized representative of the granting Party.

14.8	Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent by facsimile or electronic mail (with confirmation of receipt), or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party. All notices, demands and other communications hereunder may be given by any other means (including electronic mail), but will not be deemed to have been duly given unless and until it is actually received by the intended recipient.

To the Supplier:

Admedus Corporation

860 Blue Gentian Road, Suite 295

Eagan, MN 55121

with a copy to:

[***]

To the 4C:

Robert Thatcher, CEO

7600 Boone Ave., Suite 7

Brooklyn Park, MN 55428

[***]

Jim Flaherty, CFO

7600 Boone Ave., Suite 7

Brooklyn Park, MN 55428

[***]

with a copy to:

[***]

14.9	Expenses. Except as expressly provided herein, Supplier and 4C shall each pay their own expenses, incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

14.10	Titles and Headlines; Construction. The titles and headlines to Sections herein are inserted for the convenience of reference only and are not intended to be a Party of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted.

14.11	No Joint Venture. Nothing contained in this Agreement will be deemed to create a joint venture, partnership, agency or similar endeavor between the Parties hereto. Each Party will act solely as an independent contractor and neither Party will have any power or authority to direct or indirectly bind or act on behalf of the other. It is understood that subject to the Transaction Documents, nothing prevents the 4C Affiliates from sourcing Products, other products or services from another supplier.

14.12	Order of Precedence. In the event of a conflict in the terms of the documents governing an order placed pursuant to this Agreement, the terms of the documents will control in the following order of precedence, with the terms of the first document prevailing over conflicting terms in subsequent documents: (a) this Agreement, (b) the typed portions of 4C’s purchase order, and (c) the pre-printed terms of 4C’ s order.

14.13	Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or email), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy (or facsimile) shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Signature Page Follows]

The Parties have caused this Agreement to be executed as of the Effective Date.

4C MEDICAL TECHNOLOGIES, INC.		ADMEDUS CORPORATION

By:	/s/ Robert J. Thatcher	By:	/s/ Wayne Paterson

Robert J. Thatcher		Wayne Paterson
(print name)		(print name)

Title:	President and CEO	Title:	CEO

Date:	April 14, 2019	Date:	April 2, 2019

The exhibits to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these exhibits will be provided to the Securities and Exchange Commission upon request.

Exhibit A – Product and Sterilization Specifications

Exhibit B – Pricing

Exhibit C – FDA / Regulatory Letter

Exhibit D – Sterilization Method Payment Schedule